 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hudson Highland Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-163605), Form S-4 (No. 333-119563) and Form S-8 (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006,  333-126915, 333-161170 and 333-161171) of Hudson Highland Group, Inc. of our reports dated March 6, 2008, except for Note 3 as to which the date is December 9, 2009 and Note 2 - Revenue Recognition as to which the date is February 17, 2010, relating to the 2007 consolidated financial statements and the 2007 consolidated financial statement schedule which appear in this Form 10-K.

/s/ BDO Seidman, LLP
New York, New York February 23, 2010